EXHIBIT 99.1

Hiland Announces Resignation of Chief Financial Officer

ENID, Okla., March 19/PRNewswire-Firstcall/—Hiland Partners, LP (Nasdaq:  HLND) and Hiland Holdings GP, LP (Nasdaq:  HPGP) today announced Ken Maples will resign from his positions as Chief Financial Officer, Vice President — Finance, Secretary and director of both the general partner of Hiland Partners, LP and the general partner of Hiland Holdings GP, LP, to pursue other interests.  He will remain an employee of Hiland through April 4, 2008 to assist with transition matters.

Mr. Maples’ resignation is voluntary and not related to any disputes with management or issues regarding the integrity of Hiland’s financial statements.  Matthew Harrison, who is the Vice President — Business Development, has been appointed interim Chief Financial Officer of both general partners, effective April 4, 2008.  Hiland has begun a search for a new Chief Financial Officer.

“Ken has made significant contributions to Hiland and specifically within our finance and accounting organization.  We are fortunate to have Matt Harrison step in during our search for a replacement to ensure a smooth transition,” said Joseph L. Griffin, Chief Executive Officer and President.  “The Board of Directors and I wish Ken well in whatever he chooses to pursue.”

About the Hiland Companies

Hiland Partners, LP (the “Partnership”) is a publicly traded midstream energy partnership engaged in gathering, compressing, dehydrating, treating, processing and marketing natural gas, and fractionating, or separating, natural gas liquids, or NGLs.  The Partnership also provides air compression and water injection services to an oil and gas exploration and production company for use in its oil and gas secondary recovery operations.  The Partnership’s operations are primarily located in the Mid-Continent and Rocky Mountain regions of the United States.  Hiland Partners, LP’s midstream assets consist of fourteen natural gas gathering systems with approximately 2,024 miles of gathering pipelines, five natural gas processing plants, seven natural gas treating facilities and three NGL fractionation facilities.  The Partnership’s compression assets consist of two air compression facilities and a water injection plant.

Hiland Holdings GP, LP owns the two percent general partner interest, 1,301,471 common units and 4,080,000 subordinated units in Hiland Partners, LP, and the incentive distribution rights of Hiland Partners, LP.

The information contained in this press release is available on the Partnership’s website at http://www.hilandpartners.com.